Exhibit 99.1
HOOMAN YAZHARI JOINS CHC AS GENERAL COUNSEL, CHIEF ADMINISTRATIVE OFFICER;
ANTHONY DINOTA NAMED PRESIDENT OF CHC’S HELI-ONE MRO SEGMENT

March 18, 2015 - Vancouver, British Columbia - CHC Helicopter has added a new member to its executive team and expanded the role of one of its senior leaders.
CHC is the operating company of CHC Group (NYSE: HELI).
Hooman Yazhari started with CHC this week as general counsel and chief administrative officer. Mr. Yazhari is succeeding Michael O’Neill as general counsel.
Mr. Yazhari has more than a decade of experience as an executive in the aviation sector, most recently as senior vice president and general counsel of International Lease Finance Corporation, one of the world’s top aircraft lessors. He served in leadership roles at Gategroup, an aviation product and service provider.
Mr. Yazhari began his career as a solicitor in the London and Tokyo offices of Linklaters; practiced at Chadbourne & Parke; and was a founding director, general counsel and managing director of EM Health Limited. He holds a law degree from Oxford University and master of laws from the London School of Economics.
Separately, Anthony DiNota has been promoted to president of Heli-One, CHC’s helicopter maintenance, repair and overhaul (MRO) segment. For most of the past year he has been vice president, Commercial, for Heli-One. Mr. DiNota now oversees the entire organization of the world’s largest independent provider of helicopter MRO services, including MRO operations in Boundary Bay, British Columbia; Fort Collins, Colo.; Stavanger, Norway; and Rzeszow, Poland.
Mr. DiNota has 30 years of experience in rotary- and fixed-wing aviation. Prior to Heli-One he was at Airbus Helicopters as executive vice president for Commercial Sales, Marketing, Training and Customer Support. Earlier Mr. DiNota was president and chief operating officer at Omniflight Helicopters and COO at Atlantic Southeast Airlines. A graduate of Thomas Edison State College (Trenton, N.J.) and Shorter College (Rome, Ga.), he also has experience with Delta Airlines and in aviation for The Singer Company.
ABOUT CHC
CHC Helicopter is a leader in enabling customers to go further, do more and come home safely, including oil and gas companies, government search-and-rescue agencies and organizations requiring helicopter maintenance, repair and overhaul services through the Heli-One segment. The company operates more than 230 aircraft in about 30 countries around the world.
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Contact Information
INVESTORS
Lynn Antipas Tyson
Vice President, Investor Relations
+1.914.485.1150
lynn.tyson@chc.ca
or
MEDIA
T.R. Reid
Vice President, Global Communications
+1.512.869.9094
t.r.reid@chc.ca